AMENDMENT #1 TO SUB-ADVISORY AGREEMENT

THIS AMENDMENT #1 (“Amendment”) to the Sub-Advisory Agreement (“Agreement”) dated July 1, 2005, by and between Mercer Global Investments, Inc., a Delaware Corporation (the “Advisor”) and Western Asset Management Company, a California corporation (the “Sub-Advisor”), is made effective this 8th day of February, 2007.

RECITALS

WHEREAS, the Sub-Advisor manages an allocated portion of the assets of the MGI Core Opportunistic Fixed Income Fund, a series of the MGI Funds (the “Trust”) under the Agreement, and the Sub-Advisor and the Advisor wish to amend the Agreement.

WHEREAS, the Agreement provides that the parties may mutually agree to supplement or amend any provision of the Agreement;
AGREEMENT

NOW THEREFORE, in consideration of the promises and mutual agreements set forth herein, the parties hereby agree to amend the Agreement, as follows:

1.	Section 6 of the Agreement is herby deleted and replaced with the following:

6.	Compensation. For the services provided and the expenses assumed with respect to a Fund pursuant to this Agreement, the Sub-Advisor will be entitled to the fee listed for the Fund(s) on Exhibit A.

2.	Exhibit A, the Fee Schedule of the Agreement is hereby deleted in its entirety and replaced with Exhibit A to this Amendment.

3.	All other terms and provisions of the Sub-Advisory Agreement shall remain in full force and effect, except as modified hereby.

Mercer Global Investments, Inc.	Western Asset Management Company
By: /s/ Ravi Venkataraman Name: Ravi Venkataraman Title: Chief Investment Officer	By: /s/ James Hynes Name: Title:

EXHIBIT A

SUB-ADVISORY AGREEMENT

BETWEEN

MERCER GLOBAL INVESTMENTS, INC.
AND
WESTERN ASSET MANAGEMENT COMPANY

February 8, 2007

MGI CORE OPPORTUNISTIC FIXED INCOME FUND

FEE SCHEDULE

ASSETS ANNUAL FEE

On first $150 Million0.25%
On next $150 Million0.20%
On next $200 Million0.15%
On assets over $500 Million0.10%

Computation

As soon as practicable after the end of March, June, September and December of each calendar year, the Sub-Advisor shall send to the Trustee a calculation (the “Calculation”) in reasonable detail of the fee for the calendar quarter then ended as of the close of business on the last day of such calendar quarter based on a quarterly statement provided to the Sub-Adviser by the Custodian which shall be sent to the Sub-Adviser by the tenth business following each quarter end.  In the event that the Calculation has been accurately prepared in accordance with the terms of this Agreement, the Trustee shall pay the fee to the Sub-Advisor within ten (10) business days of receipt of the Calculation.  In the event of a dispute between the parties regarding the accuracy of the Calculation, it is hereby agreed that all discussions in resolution of such dispute will be conducted promptly and in good faith.

The foregoing fee shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid quarterly in arrears to the Sub-Advisor as described herein.  The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate set forth in the schedule above and multiplying this product by the net assets of the Sub-Fund, as determined by the Custodian as of the close of business on the previous business day on which the Fund was open for business (or at the end of the most recent business day if the previous day was not a business day).  If this Agreement is terminated with respect to the Sub-Fund prior to the end of any calendar quarter, the fee shall be prorated for the portion of any quarter in which this Agreement is in effect according to the proportion which the number of calendar days, during which this Agreement is in effect, bears to the number of calendar days in the quarter, and shall be payable within ten (10) days after the date of termination with respect to the Sub-Fund.

Global Fee Arrangement: The parties hereto agree that the fee schedule set forth herein shall apply to all relationship assets relating to portfolios of Mercer Global Investments, Inc. and its affiliates (collectively, “MGI”) managed by the Sub-Advisor and each of its affiliates. For the purpose of determining “relationship assets”, all MGI portfolios managed by the Sub-Adviser and its affiliates worldwide will be added together and applied against the fee schedule set forth herein.